                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             BOYKIN LODGING COMPANY



         Robert A. Weible, Secretary, of Boykin Lodging Company, an Ohio corporation (the "Corporation"), does hereby certify that the Executive Committee of the Board of Directors of the Corporation adopted the following resolution to amend the Amended and Restated Articles of Incorporation (the "Articles") of the Corporation by written action pursuant to Section 1701.63(D) of the Ohio Revised Code and pursuant to the authority granted by Section 1701.70(B)(1) of the Ohio Revised Code and Section I.1 of Division A of the
Articles:

         RESOLVED, that the Articles be and they hereby are amended by adding at the end of Division A.I. of Article FOURTH a new Section 7 that reads as follows:

                 SECTION 7. 10 1/2% CLASS A CUMULATIVE PREFERRED SHARES, SERIES 2002-A. Of the 5,000,000 authorized Cumulative Preferred Shares, 300,000 shares are designated as a series entitled "10 1/2% Class A Cumulative Preferred Shares, Series 2002-A" (hereinafter called "Class A Cumulative Preferred Shares, Series 2002-A"). The Class A Cumulative Preferred Shares, Series 2002-A shall have the express terms set forth in this Division as being applicable to all Cumulative Preferred Shares as a class and, in addition, the following express terms applicable to all Class A Cumulative Preferred Shares, Series 2002-A as a series of Cumulative Preferred Shares:

         (a) The annual dividend rate of the Class A Cumulative Preferred Shares, Series 2002-A shall be 10 1/2% of the initial liquidation preference of $250.00 per share.

         (b) Subject to the rights of the holders of any series of preferred shares (or any similar shares) ranking prior to the Class A Cumulative Preferred Shares, Series 2002-A with respect to dividends, dividends on the Class A Cumulative Preferred Shares, Series 2002-A shall be payable, if declared, in preference to the Common Shares and any other shares ranking junior to the Class A Cumulative Preferred Shares, Series 2002-A, quarterly in arrears on or about the fifteenth day of January, April, July and October of each year, the first calendar quarterly dividend being payable, if declared, on January 15, 2003. The dividends payable for each full calendar quarterly dividend period on each of the Class A Cumulative Preferred Shares, Series 2002-A shall be $6.5625.

         Dividends for the initial dividend period on the Class A Cumulative Preferred Shares, Series 2002-A, or for any period shorter or longer than a full calendar quarter dividend period on the Class A Cumulative Preferred Shares, Series 2002-A, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The aggregate dividend payable quarterly to each holder of Class A Cumulative Preferred Shares, Series 2002-A shall be rounded to the nearest one one-hundredth of one cent with $.00005 being rounded upward. Each dividend shall be payable to the holders of record on such record date, no less than 10 nor more than 30 days preceding the payment date thereof, as shall be fixed from time to time by the Corporation's Board of Directors.

         (c) Dividends on Class A Cumulative Preferred Shares, Series 2002-A shall be cumulative as follows:

         (1) With respect to shares included in the initial issue of Class A Cumulative Preferred Shares, Series 2002-A and shares issued any time thereafter up to and including the record date for the payment of the first dividend on the initial issue of Class A Cumulative Preferred Shares, Series 2002-A, dividends shall be cumulative from the date of the initial issue of Class A Cumulative Preferred Shares, Series 2002-A; and

         (2) With respect to shares issued any time after the aforesaid record date, dividends shall be cumulative from the dividend payment date next preceding the date of issue of such shares, except that if such shares are issued during the period commencing the day after the record date for the payment of a dividend on Class A Cumulative Preferred Shares, Series 2002-A and ending on the payment date of that dividend, dividends with respect to such shares shall be cumulative from that dividend payment date.

         (d) Except as required to preserve the Corporation's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, the Class A Cumulative Preferred Shares, Series 2002-A may not be redeemed prior to October 7, 2007. At any time or from time to time on and after October 7, 2007 the Corporation, at its option upon not less than thirty (30) nor more than sixty (60) days' written notice, may redeem all or any part of the Class A Cumulative Preferred Shares, Series 2002-A at a redemption price of $250.00 per share plus, in each case, an amount equal to all dividends accrued and unpaid thereon to the redemption date, without interest.

         (e) Subject to the rights of the holders of any series of preferred shares (or any similar shares) ranking prior to the Class A Cumulative Preferred Shares, Series 2002-A with respect to liquidation preference, the amount payable per Class A Cumulative Preferred Share, Series 2002-A in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation shall be $250.00, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment. The amount payable per Class A Cumulative Preferred Share, Series 2002-A pursuant to this paragraph
         (e) will be in preference to any similar payments to the Common Shares and of any other shares ranking junior to the Class A Cumulative Preferred Shares, Series 2002-A.

                  Neither the consolidation of nor merger of the Corporation with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Corporation, will be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (e).

         (f) All dividend payments made on the Class A Cumulative Preferred Shares, Series 2002-A, at any time during which any accrued dividends on such Class A Cumulative Preferred Shares, Series 2002-A for any dividend period remain unpaid, shall, for the purposes of Section 5(b)(1) of this Division A.I., be deemed to be made in respect of the earliest dividend period with respect to which such dividends remain unpaid.

                  IN WITNESS WHEREOF, the undersigned has executed this instrument in one or more counterparts as of the 3rd day of October, 2002.




                                    /s/ ROBERT A. WEIBLE
                                    ------------------------------
                                    Robert A. Weible, Secretary
                                    Boykin Lodging Company